UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 25, 2011

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7915 Baymeadow Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 737-1367
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 24, 2011, ParkerVision, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Hudson Securities, Inc. (the “Hudson”).  Pursuant to the Placement Agency Agreement, Hudson agreed to act as placement agent on a “best efforts” basis for a proposed placement (the “Offering”) of equity and equity-linked securities of the Company, including shares of the Company’s common stock, par value $.01 per share (“Common Stock”), and warrants to purchase shares of the Company’s Common Stock.  The Company agreed to pay Hudson a fee of 7% of the aggregate purchase price paid by purchasers who are introduced to the Company by Hudson and 4% of the first $2 million and 7% of the remaining amount of the aggregate purchase price paid by purchasers who are existing investors of the Company (except the fee will be 3% for certain specified investors).  The Company also agreed, in the event of a successful Offering, to pay Hudson a non-accountable expense allowance of 1% of the aggregate purchase price, up to $50,000.  The Placement Agency Agreement contains customary representations and warranties of the Company and is subject to customary closing conditions.  In addition, the Company has agreed to indemnify Hudson against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of the representations, warranties or obligations contained in the placement agency agreement.

On March 25, 2011, the Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers in the Offering (the “Investors”).  The Securities Purchase Agreement permitted the Investors to purchase either shares of Common Stock (the “Shares”) at $0.71 per share or units (the “Units”), each Unit consisting one share of Common Stock (the “Unit Shares”) and 0.3 of a warrant to purchase Common Stock (the “Unit Warrants”), at $0.81 per Unit, or a combination thereof.  The Investors elected to purchase, and the Company agreed to sell, an aggregate of 3,332,117 Shares and an aggregate of 2,691,360 Units.  The Unit Shares and the Unit Warrants will be issued separately and will be transferable separately immediately upon issuance.  The Securities Purchase Agreement contains customary representations and warranties of the Company and is subject to customary closing conditions.  In addition, the Company has agreed to indemnify the Investors for liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in the Securities Purchase Agreement or related documents or (ii) any action instituted against an Investor by any of our stockholders (other than stockholders who are affiliated with such Investor) with respect to the offering, subject to certain exceptions.

Each Unit Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.88 per share during the five-year period commencing six months after the closing of the Offering.  The exercise price and number of shares of common stock issuable on exercise of the Unit Warrants will be subject to adjustment in the event of any stock dividend, stock split, reverse stock split or recapitalization.  The exercise price and the amount and/or type of property to be issued upon exercise of the Unit

Warrants will also be subject to adjustment if the Company engages in a “Fundamental Transaction” (as defined in the Warrant Agreement).

Upon closing of the Offering, net proceeds from the sale of the Shares and the Units, after deducting the placement agent’s fees and other offering expenses, are expected to be approximately $4.14 million.  The Company anticipates that the Offering will close on March 30, 2011.

The Offering was made primarily to institutional investors pursuant to the Company’s “shelf” Registration Statement on Form S-3 (File No. 333- 161903) that was declared effective on September 30, 2009.  A prospectus supplement describing the terms of the Offering was filed with the Securities and Exchange Commission on March 25, 2011.

The discussion in this Current Report is only a summary and is qualified in its entirety by reference to the Placement Agency Agreement, the form of Warrant and the form of Securities Purchase Agreement, which are attached to this Current Report as Exhibits 1.1, 4.1 and 10.1, respectively, and are incorporated by reference in this Item.

The Placement Agency Agreement and the Securities Purchase Agreement have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agency Agreement and the Securities Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Placement Agency Agreement and the Securities Purchase Agreement.

Item 8.01.	Other Events.

On March 25, 2011, the Company issued a press release announcing that it had signed the Placement Agency Agreement and the Securities Purchase Agreement. The press release is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits:

Exhibit	Description

1.1	Placement Agency Agreement, dated March 24, 2011, between ParkerVision, Inc. and Hudson Securities, Inc.

4.1	Form of Warrant.

5.1	Opinion of Graubard Miller.

10.1	Form of Securities Purchase Agreement between ParkerVision, Inc. and the purchasers identified on the signature pages thereto.

23.1	Consent of Graubard Miller (included in Exhibit 5.1).

99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2011

PARKERVISION, INC.

By: /s/ Cindy Poehlman
Cindy Poehlman
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

1.1	Placement Agency Agreement, dated March 24, 2011, between ParkerVision, Inc. and Hudson Securities, Inc.

4.1	Form of Warrant.

5.1	Opinion of Graubard Miller.

10.1	Form of Securities Purchase Agreement between ParkerVision, Inc. and the purchasers identified on the signature pages thereto.

23.1	Consent of Graubard Miller (included in Exhibit 5.1).

99.1	Press release.